Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1 No. 333-                ) and related Prospectus of Trump Entertainment Resorts, Inc. for the registration of 9,642,857 shares of its common stock and to the incorporation by reference therein of our report dated March 19, 2010, with respect to the consolidated financial statements and schedule of Trump Entertainment Resorts, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

August 16, 2010